EXHIBIT 10.1

AGENTIX Corp.

CONSULTING AGREEMENT

THIS CONLSULTING AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2020 (the “Effective Date”) by and between AGENTIX Biopharma Corp. (“AGENTIX”) corporation (the “Company”) and SALMAN HODA PHARMA CONSULTING INC, a corporation registered in the Province of Ontario, Canada located at _____________________ (the “Consultant”).

WHEREAS, the Consultant is an advisor to the Company, and Company desires to retain Consultant as an independent contractor to provide certain services to the Company during the Consulting Period (as hereinafter defined);

WHEREAS, the Consultant desires to finalize a formal Agreement with the Company in accordance with the terms hereof; and

WHEREAS, the Company and the Consultant mutually intend to set forth herein the terms and conditions of the Consultant’s provision of services on an independent contracting basis during the Consulting Period.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Consultant agree as follows:

1. Independent Contracting.

(a) Independent Contracting. Consultant will provide certain services to the Company as set forth on Schedule A attached hereto, which services will be provided to the Company on an independent contracting basis, from and after the Effective Date through December 31, 2022 (the “Consulting Period”). During the Consulting Period, the relationship between the Company and the Consultant shall not constitute an employer/employee relationship, partnership, joint venture, or agency of any kind, and neither party shall have the authority to act for or on behalf of the other.

(b) Consulting Conditions. During the Consulting Period, the Consultant shall serve, at the discretion of the Chief Executive Officer (“CEO”). The Consultant’s duties hereunder will be those normally incident to the positions of SVP of Portfolio and Business Development, and such other duties as may be reasonably assigned to him from time to time by the CEO. During the Consulting Period, except for illness and vacation periods, the Consultant shall devote a majority of his business time, attention, skill and efforts to the faithful performance of his duties hereunder. The Consultant shall not be involved with any activities and/or investments that impair the ability of the Consultant to perform the duties of his position faithfully and to his best ability.

2. Term / Termination.

(a)

Term.  This Agreement shall automatically renew for additional one (1) year terms at the expiration of the Consulting Period or any applicable renewal term, unless the Company or the Consultant provides the other party notice of its or his intent not to renew this Agreement not less than ninety (90) days prior to the end of the Employment Term or any applicable renewal term.

(b)

Termination for Cause. During the Consulting Period, The Consultant's engagement may be terminated by the Company for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) the Consultant's conviction, or pleading guilty or nolo contendere to, a felony or other crime involving moral turpitude, (ii) the Consultant’s engagement, having a material adverse impact on the Company and its activity, in fraud, dishonesty, embezzlement, insubordination, gross negligence or gross misconduct, (iii) the failure of the Consultant to perform his assigned duties or follow the reasonable and lawful directives of the CEO, which failure is not cured within fifteen (15) days of written notice from the Company of such material failure, (iv) the material breach by the Consultant of his obligations hereunder or under any material provision of the Company’s Code of Conduct or any related agreements with the Company, which breach (to the extent curable) is not cured within fifteen (15) days of written notice from the Company of such breach, or (v) any of the causes described in the applicable Labor Code. The Consultant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him written notice of such termination.

(c)

Termination by Consultant for Good Reason. The Consultant's employment may be terminated by the Consultant upon not less than thirty (30) days' prior written notice given to the Company within thirty (30) days after the occurrence of any of the following events:

(i) a material diminution by the Company of the responsibility, importance or scope of the Consultant’s functions, duties or position with the Company from the position and attributes thereof described in Section 1 that is not cured within twenty (20) days of written notice from Consultant of such breach;

(ii) a relocation of the Consultant to a site more than one hundred (100) miles from the extant Consultant work site at the time of the Effective Date;

(iii) breach by the Company of any material provision hereof (with all defaults in payments of money due under Section 3 and Schedule A hereunder being deemed material), which breach (to the extent curable) is not cured within thirty (30) days of written notice from Consultant of such breach to the CEO and/or the Chairperson of the Board of Directors; or

(iv) a reduction of twenty percent (20%) or more in the Consultant’s Compensation (as defined in Section 3 below).

(v) Change of Control, as defined in Section 5 hereinbelow and written notice by the Consultant to the Company of his election to terminate his employment therefor delivered not less than thirty (30) days prior to the date of termination and not more than One Hundred Eighty (180) days after the Change of Control; or

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(vi) a material breach by other Officers and/or the Board of Directors of governing Company documents (e.g., Articles of Incorporation, By-Laws, etc.), laws, or government regulations causing material harm to Consultant’s ability to achieve Company objectives.

All written notices described in this Section 2(c) shall set forth in reasonable detail the facts and circumstances claimed by Consultant as basis for a Good Reason termination.

(d)

Termination by Reason of Death or Disability. The Consultant's engagement will automatically terminate upon the death or Disability of the Consultant. For purposes of this Section 2(d), the term “Disability” shall mean the inability or failure of the Consultant to perform the essential functions of his position with the Company with or without reasonable accommodation as a result of a mental or physical disability for a total of forty-five (45) consecutive days or ninety (90) or more days (whether or not consecutive) during any consecutive twelve (12) months, all as determined in good faith by a majority of the members of the Board of Directors; provided, however, if the Company maintains a policy insuring against the disability of Consultant, then “Disability” shall have the same meaning as in such policy.

(e)

Termination by Company without Cause. The Consultant’s engagement may be terminated by the Company without Cause, at any time, for any reason or for no reason, upon thirty (30) days’ prior written notice of termination and the payment of all indemnities according to the applicable legislation and Section 3 hereunder.

(f)

Termination by Consultant without Good Reason. The Consultant's engagement may be terminated by the Consultant without Good Reason, at any time, upon thirty (30) days’ prior written notice of termination. Upon receipt of the Consultant’s written notice of termination, the Company may immediately terminate the Consultant’s engagement upon the payment of all indemnities according to the applicable legislation and Section 3 hereunder.

3.	Effect of Termination.

(a)

Subject to the terms of this Section 3, all rights of the Consultant under this Agreement shall terminate upon the effective date of termination (the “Termination Date”); provided, however, that the Consultant shall be entitled to the Base Salary that has accrued and is unpaid through the Termination Date, less any required withholdings, which shall be paid no later than the next regular payroll date after the Termination Date, as well as any Incentive Stock Options as defined in and pursuant to Section  5 hereinbelow.  If, however, the Company terminates the Consultant without cause pursuant to Section 2(e) or the Consultant terminates for Good Reason under Section 2(c) hereof, then, in addition to these amounts, the Company shall pay the Consultant, for a period equal to thirty (30) days after the Termination Date, in accordance with Company payroll practices in effect from time to time, his Base Salary. The Company shall also provide all of the Consultant's accrued benefits up to the Termination Date; and continue to provide health plan benefits, if any, through the end of the severance period.

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If the Consultant’s engagement is terminated by the Company for Cause, or by the Consultant other than for Good Reason, then, in any of such events, the Company shall have no obligation to make any payments to the Consultant for any period subsequent to such termination, except as provided otherwise by the law, except that if Consultant terminates his engagement pursuant to Section 2(f), the Company shall pay the Consultant, in accordance with its payroll practices, in effect from time to time, his Base Salary for a period of thirty days (30) from the date of resignation regardless of Consultant’s engagement status. None of the provisions of this Agreement shall be construed to affect the Consultant’s rights to a continuation of group health plan benefits, if so provided.

All payments under this Section 3(a) shall become due and payable without discount or offset. The payments provided for in this Section 3(a), whether or not payable in a particular circumstance, shall be in lieu of all other payments and all other rights to receive payments to which the Consultant may be entitled under this Agreement or under federal or state law and shall constitute a full satisfaction and discharge of any claims by the Consultant related to this Agreement or the circumstances surrounding the termination of his engagement hereunder.

(b)

Upon termination of his engagement, the Consultant shall return to the Company all property previously provided to the Consultant by the Company and all other Company property that is otherwise in the custody, possession or control of the Consultant.

(c)

Termination of his engagement shall not in any manner release or be construed as releasing any party hereto from any liability to any other party hereto arising out of such party's breach, default or failure in the performance of any of his or its covenants, agreements, duties or obligations under this Agreement.

4.	Compensation.

(a)

Consulting Period Compensation.  During the Consulting Period, the Company shall pay Consultant a monthly fee equal to Twelve Thousand Five Hundred ($12,500) (the “Consulting Compensation”).  The Consultant shall not be entitled to receive any compensation, whether in the form of wages or benefits, other than the Consulting Compensation during the Consulting Period.  The Consultant will be solely responsible for withholding and paying all income taxes, withholding taxes, self-employment taxes, Social Security, and other taxes required by applicable law. As of the Effective Date, the Consultant shall provide the Company with a completed W-9 form. The Company will report all Consulting Compensation paid to the Consultant during the Consulting Period on IRS Form 1099.

(b)

Participation in Incentive Plans. During the Consultant’s engagement with the Company, the Consultant shall be entitled to participate in all incentive stock option (as provided in this Agreement), savings and retirement plans, policies and programs maintained in force by the Company, including any qualified pension, profit sharing or other retirement plans, non-qualified retirement and deferred compensation plans, and other similar retirement and welfare benefit plans, programs and arrangements, provided that the Consultant qualifies for participation in such plans, programs and arrangements pursuant to the terms thereof.

(c)

Expense Reimbursement.  The Company shall pay or reimburse the Consultant (or, in the Company’s sole discretion, shall pay directly), upon a proper accounting as the Company may reasonably require, for reasonable business related expenses and disbursements incurred by the Consultant in the course of the performance of the Consultant’s duties under this Agreement, provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and normal policies of the Company in effect from time to time.

5. Representations of Consultant. The Consultant hereby represents and warrants to the Company that (a) this Agreement is the valid, legal and binding obligation of Consultant, and (b) this Agreement does not, and the Consultant’s performance of his duties hereunder will not, violate any provision of any agreement, indenture or other instrument, or any fiduciary or other obligation, to which the Consultant is a party or by which it is bound.

6. Indemnification. The Company hereby agrees to indemnify and hold harmless Consultant from any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses, including reasonable attorneys’ fees) arising out of, based upon or related to any action taken by Consultant in his capacity as an officer, director or employee of the Company but specifically excluding any action taken by Consultant which is beyond the scope or authority of his capacity as an officer, director or employee of the Company, is a violation of any criminal law or constitutes gross negligence or willful misconduct on Consultant’s part, all in accordance with the Company’s Memorandum of Association and Articles of Incorporation.

7. Intellectual Property Assignment. The Consultant hereby agrees to assign title and all licensing rights and prosecution obligations to the Company, and/or its affiliates or designee, upon the Commencement Date of this Agreement, all intellectual property of which the Consultant may be identified as an inventor/co-inventor which relates to the business of the Company.

8. Restrictive Covenants.

(a)

During the term of this Agreement, and for the period of twenty-four (24) months after the Consultant no longer is engaged by the Company for any reason, Consultant shall not, either as an individual on his own account or as a shareholder, agent, member, partner, officer, director, manager, employee or independent contractor, directly or indirectly:

(i)

enter into, conduct, or engage, directly or indirectly invest in, own, manage or operate any entity engaged in or planning to become engaged in the business of the Company (collectively, the “Restricted Business”) within the United States of America (the “Restricted Territory”), either directly or as a principal, partner, member, shareholder, employee, manager, officer, director, advisor or independent contractor of any entity;

(ii)	own any interest in any entity engaged in the Restricted Business (except as a passive investor owing less than two percent (2%) of the equity securities of a publicly owned company);

(iii)	act as a consultant to any entity directly or indirectly engaged in the Restricted Business;

(iv)	employ or solicit, receive or attempt to receive the performance of any services by any employee, agent or independent contractor of the Company;

(v)

directly or indirectly solicit, encourage or induce any employee of the Company to become an employee of or otherwise provide services to any entity other than the Company or any of its subsidiaries or affiliates, or to terminate his or her engagement with the Company or any of its subsidiaries or affiliates; or

(vi)	disrupt or interfere with any of the Company’s relationships with any of its vendors or clients.

(b)

Confidentiality.  Consultant acknowledges that, upon execution of this Agreement and by reason of his service to the Company, Consultant will have come into possession or will have acquired knowledge of or contribute to the development of confidential information of the Company. This confidential information includes, but is not limited to: this Agreement, internal management procedures and processes, methods and accumulated experience incidental to the business provided by the Company including, without limitation, those internal operating procedures and functions not generally known to the public including the Company’s client lists, prospect lists, its vendors’ lists, its pricing of services lists, its internal operational financial data, trade secrets and market research (the “Confidential Information”).  Consultant shall not use or disclose to others any Confidential Information relating to the Company received from the Company or from any other source for any purpose other than for the benefit of the Company.  The restrictions imposed by this Section shall continue to apply to Consultant, notwithstanding his termination from the Company.  The restrictions on disclosure set forth in this Section shall not apply to any Confidential Information to the extent that such Confidential Information can be shown to have been: (i) generally available to the public other than as a result of a breach of the provisions of this Agreement; (ii) already in the possession of the receiving party, without any restriction on disclosure, prior to any disclosure of such information to the receiving party by or on behalf of the Company or any Member pursuant to the terms of this Agreement or otherwise; (iii) lawfully disclosed, without any restriction on additional disclosure, to the receiving party by a third party who is free lawfully to disclose the same; or (iv) independently developed by the receiving party without use of any such Confidential Information.

(c)

Scope.  The restrictions and limitations contained in this Section are reasonable as to scope and duration and are necessary in part to protect the Company’s proprietary interest in its Confidential Information and to preserve for the Company the competitive advantage derived from maintaining that information as secret.  In the event that any of the restrictions and limitations contained in this Section are deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions of this Section shall be reformed to the maximum time or maximum geographic limitations permitted by applicable law.

(d)

Breach.  Consultant acknowledges and agree that it is impossible to measure in money the damages which will accrue to the Company if Consultant should breach any of the terms of this Section.  Accordingly, if any action or proceeding is instituted by or on behalf of the Company to enforce any term of this Section, Consultant hereby agrees to waive any claim or defense that the Company has an adequate remedy by law or that the Company has not been nor is not then irreparably harmed as a result of the breach, or the necessity of the posting of any bond. The rights and remedies of the Company pursuant to this Agreement are cumulative, in addition to and shall not be deemed to exclude any other right or remedy which the Company may have pursuant to this Agreement or otherwise, at law or in equity, including, without limitation, the rights and remedies available to the Company under any of the laws of the State of New York.

12.	General Provisions.

(a) Entire Agreement. This Agreement and the Related Agreements contain the entire understanding between the parties hereto and supersedes any prior employment and consulting agreements and understandings between the Company and Consultant.

(b) Non-assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Consultant, his heirs, beneficiaries or legal representatives without the Company’s prior written consent provided, however, that nothing in this Section 12 shall preclude:

(i)	The Consultant from designating a beneficiary to receive benefits payable hereunder upon his death; or

(ii)	the personal representatives, administrators, or other legal representatives of Consultant or his estate from assigning any rights hereunder to the person or persons entitled to such benefits.

The Company may assign this Agreement and its rights and interest hereunder without notice to or the consent of the Consultant.

(c) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(d) Notice. Any notice, consent, approval or other communication given pursuant to the provisions of this Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by certified mail or registered mail, return receipt requested, postage prepaid, or (iii) delivered by a nationally recognized overnight courier, U.S. Post Office Express Mail, or similar overnight courier which delivers only upon signed receipt of the addressee, and addressed as follows:

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If to the Company:	AGENTIX Biopharma Corp.

Attention:

If to the Consultant:	Salman Hoda Pharma Consulting Inc.

Email: ___________________

Any notice shall be effective as of the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given by registered mail or certified mail as above provided or there shall be no person available at the time of the delivery thereof to receive such notice, the time of the giving of such notice shall be the time of such refusal or the time of such delivery, as the case may be. Any party hereto may, by giving five (5) days written notice to the other party hereto in the manner described herein, designate any other address in substitution of the foregoing address to which notice shall be given.

(e) Modification. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom enforcement is sought.

(g) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shalloperate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(g) Governing Law. The validity, construction, enforcement of and the remedies under this Agreement shall be governed in accordance with the laws of New York, without regard to its choice of law provisions.

(h) Headings. The section headings used herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(i) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Consultant and the Company, and the Company’s successors and assigns. The rights and obligations hereunder are also being granted for the benefit of any subsidiaries of the Company, and such rights and obligations may be enforced by a subsidiary of the Company.

(j) Additional Acts. The Consultant and the Company each agrees to execute, acknowledge and deliver all further instruments, agreements or documents and do all further acts that are necessary or expedient to carry out this Agreement’s intended purposes. Without limiting the generality of the foregoing, Consultant will enter into a stockholder’s agreement implementing the foregoing vesting arrangements and covering voting and restrictions on transfer of the Restricted Shares or Stock Options and will enter into the Company’s standard form of intellectual property rights assignment agreement.

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(k) Construction. Each of the parties hereto declare that they or their counsel participated in the drafting of this Agreement and that, accordingly, this Agreement shall not be construed more strongly against any party hereto because it drafted this Agreement.

(l) Severability. The invalidity or unenforceability of any one or more of the validity or enforceability of the remaining provisions of this Agreement or any part of any provision, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid or unenforceable, this Agreement shall be construed as if such invalid or unenforceable word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted or shall be enforced as nearly as possible according to their original terms and intent to eliminate any invalidity or unenforceability. If any invalidity or unenforceability is caused by the length of any period of time or the size of any area set forth in any part of this Agreement, the period of time or area, or both, shall be considered to be reduced to a period or area which would cure the invalidity or unenforceability.

(m) Remedies. Unless otherwise specified herein, no remedy conferred upon either party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity. Every power or remedy given by this Agreement to any party or to which such party may otherwise be entitled, may be exercised concurrently or independently, from time to time, and as often as may be deemed expedient and inconsistent remedies may be pursued. Because a breach of the provisions of this Agreement will not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right or remedy available, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance.

(n) Enforcement. If any party hereto shall fail to perform any covenant or condition hereof or shall otherwise be in breach of this Agreement, such party shall pay to the non-defaulting party its reasonable attorneys’ fees and costs incurred as a result of their efforts to enforce this Agreement (whether or not litigation is commenced, at all trial and appellate levels and in bankruptcy).

(o) Forum Selection: THE PARTIES HERETO EXPRESSLY SUBMIT THEMSELVES TO AND AGREE THAT ALL ACTIONS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES HERETO SHALL OCCUR SOLELY IN THE VENUE AND JURISDICTION OF NEW YORK.

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(p) Dispute Resolution. All disputes, claims and controversies arising from this Agreement, including without limitation, all disputes regarding the construction, validity, interpretation, enforceability or breach of the terms hereof, shall be exclusively resolved through binding arbitration to be administered by one arbitrator in New York in accordance with the rules of the American Arbitration Association. Judgment upon any award made by the arbitrator shall be final and binding upon the parties, and may be entered in any Court of competent jurisdiction located in New York. Except as otherwise provided in this Agreement, arbitration shall be the sole, exclusive and final remedy with respect to all disputes arising from this Agreement. The prevailing party shall be entitled to recover all reasonable attorneys’ fees and costs incurred in connection with the arbitration proceedings.

(q) Execution in Counterpart. The parties hereto may execute this Agreement in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

AGENTIX Biopharma Corp:	Salman Hoda Pharma Consulting Inc.:

/s/ Rudy A. Mazzocchi	/s/ Salman Hoda
Name: Rudy A. Mazzocchi	Name: Salman Hoda
Title: Chief Executive Officer	Title: Chief Executive Officer

[signature page to consulting and consulting agreement]

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SCHEDULE A

Independent Contracting Services

Management of the following development programs:

-	Consumer Healthcare Products in partnership with BIONOVA LAB.

-	Pharmaceutical Programs

o	Identifying and securing development and commercialization partners for programs targeting LGDS and CINV

o	Providing assistance with the development and commercialization of VOCAN Brazil

o	Providing assistance with AGENTIX’s other pharma programs where requested

Investor relations:

-	Assisting in the development of investor slide decks

-	Participating in investor calls and answering questions

-	Providing assistance in other activities where requested

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